Exhibit 99.1

EXXARO RESOURCES LIMITED

Incorporated in the Republic of South Africa

(Registration Number: 2000/011076/06)

JSE share code: EXX

ISIN code: ZAE000084992

ADR code: EXXAY

Bond Code: EXX02

ISIN Code: ZAG000115965

(Exxaro or the Company)

EXXARO ANNOUNCES PRICING OF ITS UPSIZED OFFERING OF TRONOX SHARES

(Pretoria, 5 October 2017) — Exxaro Resources Ltd (JSE:EXX) today announced the pricing of its upsized offering in the United States of 19,500,000 Class A ordinary shares (an increase from the 16,000,000 Class A ordinary shares previously announced) of Tronox Limited (NYSE:TROX), a NYSE-listed company engaged in the mining, production and marketing of inorganic minerals and chemicals, at a public offering price of USD 22.00 per share. In addition, Exxaro has granted the underwriters a 30-day option to purchase up to an additional 2,925,000 Class A ordinary shares at the public offering price.

The expected net proceeds to Exxaro will be approximately USD 412 million (or approximately USD 474 million if the underwriters exercise in full their option to purchase additional Class A ordinary shares), after deducting underwriting discounts and commissions. The offering is expected to close on 10 October 2017, subject to customary closing conditions.

The offering follows Exxaro’s previous announcements, including the announcement on 8 March 2017 and 2 October 2017, of its intention to monetise its stake in Tronox.

J.P. Morgan, Barclays and Morgan Stanley are acting as joint book-running managers and underwriters for the offering.

The offering is being made pursuant to Tronox’s effective shelf registration statement on Form S-3 initially filed with the Securities and Exchange Commission (the “SEC”) on 2 October 2017 (the “Registration Statement”). The Class A ordinary shares will be offered by means of a prospectus and accompanying prospectus supplement forming a part of the Registration Statement. Prospective investors should read the prospectus included in the Registration Statement, the preliminary prospectus supplement and other documents that Tronox has filed with the SEC for more information. A final prospectus supplement relating to the offering will be filed with the SEC. The Registration Statement, the preliminary prospectus supplement and the documents incorporated by reference therein are available at the SEC’s website at www.sec.gov. Alternatively, a copy of the prospectus and related final prospectus supplement may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, toll-free: (866) 803-9204, email: prospectus-eq_fi@jpmchase.com; Barclays Capital Inc. c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, toll-free: (888) 603-5847, email: Barclaysprospectus@broadridge.com; Morgan Stanley, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities or any Exxaro securities, nor shall there be any sale of these securities or any Exxaro securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Editor’s note

Exxaro is a resources group with business interests in South Africa, Europe, the United States of America and Australia. Exxaro’s asset portfolio includes coal operations and investments in iron ore, pigment manufacturing, renewable energy (wind) and residual base metals.

Forward-Looking Statements

This announcement contains “forward-looking statements”, which are statements that are not historical facts and that are based upon Exxaro management’s current beliefs and expectations. These statements are subject to uncertainty and changes in circumstances and contain words such as “believe”, “intended”, “expect”, and “anticipate”, and include statements about expectations for future results and actions, such as statements concerning the completion, timing and proceeds of the public offering, any future public offering and the application of proceeds resulting from the public offering. Any statement in this announcement that expresses or implies Exxaro’s intentions, beliefs, expectations or predictions (and the assumptions underlying them) is a forward-looking statement. Forward-looking statements involve inherent risks, uncertainties and assumptions that may be beyond Exxaro’s control. If such risks or uncertainties materialise or such assumptions prove incorrect, actual results or actions could differ materially from those expressed or implied by such forward-looking statements and assumptions. The forward-looking statements contained in this announcement are made as at the date hereof, and Exxaro expressly disclaims any obligation to update or correct any forward-looking statements made herein due to the occurrence of events after the issuance of this announcement.

Enquiries

Mzila Mthenjane

Executive Head: Stakeholder Affairs

Tel: +27 12 307 4481

Mobile: +27 83 417 6375

Email: mzila.mthenjane@exxaro.com

JSE sponsor to Exxaro: Absa Bank Limited (acting through its corporate and investment banking division).